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                                                                   EXHIBIT 10.23

                                NETVANTAGE, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN
    ________________________________________________________________________


PURPOSE

     This Management Incentive Compensation Plan (the "Plan") instituted by NetVantage, Inc., a Delaware corporation (the "Company") is intended to provide incentive compensation to officers and other senior management personnel who contribute substantially to the financial success of the Company as measured primarily by increased stockholder value as reflected in increases in the price of the Company's Class A common stock. The Board of Directors has determined that it is in the best interests of the Company's stockholders to provide such incentive compensation to Participants in the Plan in the event of a Change in Control (as defined below) of the Company and to reward such Participants for the service they have rendered to the Company which have resulted in a substantial increase in stockholder value.

EFFECTIVE DATE AND PLAN MODIFICATIONS

     The Plan is effective as of January 1, 1998. The Company reserves the right to modify this Plan in the event that estimated payments resulting from this Plan prevent the Company from completing a Change of Control using pooling.

PARTICIPATION

     Participation in the Plan shall be limited to employees of the Company whose positions have a direct influence on the growth and profitability of the Company. The Board of Directors will approve all participants in the Plan. Participation in the Plan will be established by agreements entered into between selected employees and the Company ("Participants"). Participants' rights to awards under the Plan will be set forth in each of their agreements.

INCENTIVE BONUS AWARDS

     All Company incentive bonus awards shall be paid to Participants as follows:

     One-half of the incentive bonus award will be paid after the Change of Control has been approved by both the Company's Board of Directors and the Stockholders, if required. The second half of the incentive bonus award will be paid on the earlier of either the one year anniversary of the Change of Control transaction or the termination of the Participant's employment for any reason other than cause. If the Participant voluntarily resigns before the one year anniversary of the Change of Control, the second half of the incentive bonus award will be forfeited.

     In the event of a Change in Control, Participant shall be entitled to receive an incentive bonus award determined as follows:

     (a) If the Participant is designated in such Participant's agreement as a Tier I Participant, then, if the closing price, or if there is no closing price, the average of the high and low bid prices of the Company's Class A common stock as quoted on the Stock Market immediately prior to the effective time of a change in control is (i) at least $10.00 per share but less than $15.00 per share, then the Participant shall be entitled to receive a bonus payment equal to 200% of such Participant's Annual Compensation (as defined below), or (ii) at least $15.00 per share, then the Participant shall be entitled to receive a bonus payment equal to 300% of such Participant's Annual Compensation.

     (b) If the Participant is designated in such Participant's agreement as a Tier II Participant, then, if the closing price, or if there is no closing price, the average of the high and low bid prices of the Company's
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     Class A common stock as quoted on the Stock Market immediately prior to the effective time of a Change in Control is (i) at least $10.00 per share but less than $15.00 per share, then the Participant shall be entitled to receive a bonus payment equal to 100% of such Participant's Annual Compensation, or (ii) at least $15.00 per share, then the Participant shall be entitled to receive a bonus payment equal to 150% of such Participant's Annual Compensation.

DEFINITIONS

     "Annual Compensation" shall mean at the time of the Change of Control the Participant's average salary and bonus for the prior one year period before the Change of Control or if the Participant has been employed by the Company for less than one year, the actual salary and bonus paid to Participant by the Company during such period on an annualized basis.

     "Change of Control" shall mean the reorganization, merger, consolidation, sale of assets or other transaction or series of transactions in which the stockholders of the Company immediately preceding the consummation of such transaction or transactions own less than 50% of the voting power of the entity surviving or resulting from such transaction or transactions.

PLAN ADMINISTRATION

     The day-to-day administration of the Plan is the responsibility of the President of the Company under the guidance of the Compensation Committee of the Board of Directors.


Approved by the Board of Directors on December 18, 1997.


                                                 /s/  Stephen R. Rizzone
                                                 -----------------------
                                                 Stephen R. Rizzone
                                                 Chairman of the Board

                                       2
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                                 AMENDMENT TO
                               NETVANTAGE, INC.
                    MANAGEMENT INCENTIVE COMPENSATION PLAN
                    --------------------------------------



     The following shall constitute an amendment to the Management Incentive Compensation Plan (the "Plan") of NetVantage, Inc. (the "Company"):

     1. The Plan is amended to add the following paragraph "(c)" after paragraph "(b)" under the section of the Plan entitled "Incentive Bonus Awards":

          "(c) Notwithstanding any of the foregoing provisions of paragraph (a) or (b) above to the contary, in the event of the consummation of the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of June 22, 1998, as such may be amended from time to time (the "Merger Agreement"), among the Company, Cabletron Systems, Inc. and Tempest Acquisition, Inc., each Participant under the Plan shall be entitled to receive the incentive bonus award that would be due, and only that incentive award that would be due, under paragraph (a) or (b), as the case may be, as if the Merger Consideration (as defined in the Merger Agreement) set forth in the Merger Agreement had been at least $10.00 per share but less than $15.00 per share, instead of the actual Merger Consideration set forth in the Merger Agreement, with the first half of such incentive bonus award being due upon consummation of the Merger."

     2. The foregoing amendment of the Plan was adopted by the Company's Board of Directors on June 22, 1998.

     3. Except as expressely set forth above, this Amendment does not in any way affect or alter the terms and conditions of the Plan, which remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment was executed in El Segundo, California, as of June 22, 1998.

                                               NETVANTAGE, INC.
                                               a Delaware corportation

                                               By /s/ Stephen R. Rizzone
                                                  ------------------------------
                                                     Its: Chairman of the Board
                                                          ----------------------